FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-258342-05

From:	Spg Syndicate Jpm (JP MORGAN SECURITIES) <sjpm2@bloomberg.net>
Sent:	Monday, August 19, 2024 1:44 PM
Subject:	★CLASS XA LAUNCH★ $770.667MM BANK5 2024-5YR9 **PUBLIC CMBS**

BANK5 2024-5YR9 COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2024-5YR9

JOINT BOOKRUNNERS & CO-LEAD MANAGERS :	J.P. MORGAN SECURITIES LLC, MORGAN STANLEY & CO., LLC, WELLS FARGO SECURITIES, LLC.
CO-MANAGERS :	DREXEL HAMILTON, LLC, ACADEMY SECURITIES, INC.
RATING AGENCIES :	FITCH/KBRA/MOODYS
OFFERING TYPE :	SEC-REGISTERED

OFFERED CERTIFICATES - PUBLIC

CLASS	FITCH/KBRA/MOODYS	SIZE($MM)	~PROCEEDS($MM)	LAUNCH*
XA	AAA/AAA/Aaa	605.293	~26.635	J+110

* PRICING SPEED IS 100 CPY TO CALL

COLLATERAL SUMMARY
CUT-OFF DATE BALANCE :	$910,215,214
NUMBER OF LOANS :	33
NUMBER OF PROPERTIES :	44
WA CUT-OFF LTV :	57.2%
WA MATURITY LTV :	56.7%
WA U/W NCF DSCR :	1.65x
WA U/W NOI DEBT YIELD :	11.8%
TOP TEN LOANS % :	65.9%
WA TERM TO MATURITY (MOS) :	60
WA REMAINING AMORTIZATION TERM (MOS) :	360
WA SEASONING (MOS) :	0

TOP 5 PROPERTY TYPES :	RETAIL (35.5%), MIXED USE (21.4%), OFFICE (17.6%), MULTIFAMILY (15.4%), SELF STORAGE (4.5%)

TOP 5 STATES :	NY (22.4%), TX (18.1%), VA (10.6%), CA (10.3%), PA (9.9%)

LOAN SELLERS :	JPMORGAN CHASE BANK, N.A. (29.7%), MORGAN STANLEY MORTGAGE CAPITAL HOLDINGS LLC (39.1%) AND WELLS FARGO BANK, N.A (31.2%)

U.S. RISK RETENTION :	WELLS FARGO BANK IS EXPECTED TO ACT AS THE “RETAINING SPONSOR” FOR THIS SECURITIZATION AND INTENDS TO SATISFY THE U.S. CREDIT RISK RETENTION REQUIREMENT BY ACQUIRING (EITHER THROUGH ITSELF OR THROUGH ONE OR MORE OF ITS “MAJORITY OWNED AFFILIATES”) FROM THE DEPOSITOR, ON THE CLOSING DATE, AN “ELIGIBLE VERTICAL INTEREST” WHICH WILL BE COMPRISED OF THE VRR INTEREST AND A PORTION OF WHICH WILL BE ACQUIRED BY JPMCB AND MORGAN STANLEY (OR ITS "MAJORITY-OWNED AFFILIATE").

EU RISK RETENTION :	THE TRANSACTION IS NOT STRUCTURED TO SATISFY THE EU RISK RETENTION AND DUE DILIGENCE REQUIREMENTS

MASTER SERVICER :	WELLS FARGO BANK, NATIONAL ASSOCIATION
SPECIAL SERVICER :	MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, NATIONAL ASSOCIATION
OPERATING ADVISOR :	PENTALPHA SURVEILLANCE LLC
ASSET REPRESENTATIONS REVIEWER :	PENTALPHA SURVEILLANCE LLC
DIRECTING CERTIFICATEHOLDER :	EIGHTFOLD REAL ESTATE CAPITAL FUND VI, L.P.

DOCUMENTS & TIMING
TERM SHEET & ANNEX A :	ATTACHED
PRELIMINARY PROSPECTUS :	ATTACHED
ANTICIPATED PRICING :	AT ~2PM ET TODAY, AUGUST 19, 2024
ANTICIPATED SETTLEMENT :	ON OR ABOUT AUGUST 30, 2024

JPM SPG SYNDICATE CONTACTS

JENNIFER KORNBLAU 212-834-4154

MORGAN ROACH 212-834-4154

JACQUELINE LARET 212-834-4154

KRISTEN ROSSI 212-834-4154

MICHAEL CASH 212-834-4154

JPM CMBS BANKING CONTACTS

KUNAL SINGH 212-834-5467

HARRIS RENDELSTEIN 212-834-6737

RANDY GOLDSTEIN 212-270-2188

JPM CMBS TRADING DESK CONTACTS

AVINASH SHARMA 212-834-3111

BRIAN CAREY 212-834-3111

DERRICK FETZER 212-834-3111

MS CMBS SYNDICATE & STRUCTURING CONTACTS

NISHANT KAPUR 212-761-1483

NEWLAND BALDWIN 212-761-7265

JAS SINGH 212-761-9099

MS CMBS BANKING CONTACTS

JANE LAM 212-761-3507

JARED SMITH 212-761-3075

WELLS FARGO CMBS SYNDICATE CONTACTS

CHRISTIE TINTLE 704-410-3008

DANIEL BOXER 704-410-3008

WELLS FARGO CMBS BANKING CONTACTS

A.J. SFARRA 212-214-5613

BRIGID MATTINGLY 312-269-3062

SEAN DUFFY 312-827-1518

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